NEWS RELEASE

JONES SODA CO. ANNOUNCES RECORD FOURTH QUARTER AND 2004 YEAR-END

FINANCIAL RESULTS
—Fourth Quarter Revenues Increased 56% to $6.4 Million—
—Fiscal Year 2004 Revenues Increased 37% to $27.4 Million—
—Fourth Quarter EPS of $0.00 vs. a Loss of ($0.01)—
—Fiscal 2004 EPS Increased 200% to $0.06 vs. $0.02—

March 3, 2005	Trading Symbol:	TSXVE: OTC:	JSD JSDA

Seattle, Washington U.S.A. – Jones Soda Co. (the “Company” or “Jones”), today announced financial results for the fourth quarter and year ended December 31, 2004.

Net sales for the fourth quarter of fiscal 2004 increased 56.2% to $6,404,350 compared to net sales of $4,100,233 for the fourth quarter of fiscal 2003. Net income was $84,546 or $0.00 per diluted share, versus a net loss of $198,142, or $(0.01) per diluted share, for the same period last year.

For the year ended December 31, 2004, net sales increased 36.5% to $27,449,674 versus net sales of $20,100,864 for the 2003 fiscal year. Net earnings were $1,330,360, or $0.06 per diluted share, compared with net earnings of $323,515, or $0.02 per diluted share, for the 2003 fiscal year.

Gross margin for the fourth quarter increased 290 basis points to 35.7% versus 32.8% in the fourth quarter of last year primarily as a result of supplier rebates incurred during the period. Operating expenses as a percentage of sales for the fourth quarter improved slightly to 36.4% from 36.9% in the corresponding period last year. During the quarter, the Company incurred additional promotional and selling expenses related to increases in sales personnel, as well as expenses related to the launch into Target.

For fiscal 2004, gross margin decreased to 34.8% compared to 35.5% for fiscal 2003 due primarily to the strengthening of the Canadian dollar compared to the U.S. dollar and higher fuel costs versus a year ago. For the year ended December 31, 2004 operating expenses as a percentage of sales improved to 30.6% compared to 33.7% in the prior year primarily driven by increased expense leverage on higher sales.

Peter van Stolk, President and C.E.O stated, “Our strong fourth quarter results represent a nice finish to another great year for our company. During the quarter we gained meaningful market share in several key channels of distribution, as we continued to invest in sales and marketing in order to better capitalize on our positive momentum. We were particularly pleased with our 56% increase in sales, which was fueled by robust demand in both our direct store distribution (DSD) and direct to retail (DTR) businesses, and underscores our growing status in the marketplace. We believe that we are well-positioned to further build on our success and look forward to executing our strategic plan aimed at long-term profitability and increased shareholder value.”

“Fiscal 2004 was an important year for our company in many ways,” Mr. van Stolk further commented.
“Strategically, we significantly enhanced our DSD and DTR platform, added new products, flavors and packaging, leveraged our strong brand across non-beverage categories and substantially expanded our distribution and growth prospects with our partnerships with Starbucks (NASDAQ-SBUX) and Target (NYSE-TGT). Operationally, we continued to streamline our business and generate meaningful expense leverage, and financially, we increased sales by 37% and tripled earnings per share for the year. But perhaps most important, we continued to do what we do best — - bringing energy, excitement and innovation into the marketplace and making emotional connections with the consumer.”

Mr. van Stolk concluded, “We are extremely proud of what we have accomplished in fiscal 2004 and our success is directly attributable to the hard work and dedication of our outstanding team. That said, we continue to push ourselves and explore ways to further improve our operations and create additional opportunities for growth. Our momentum remains strong as we head into the new fiscal year and we are extremely excited about our prospects for the future.”

Headquartered in Seattle, Washington, Jones Soda Co. manufactures its Jones Soda, Jones Naturals, Jones Energy and Whoopass brands and sells through its distribution network in select markets across North America. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

This press release contains forward-looking statements and projections concerning the Company’s plans, strategies, expectations, predictions and financial projections concerning the Company’s future activities and results of operations and other future events or conditions, and are ”forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “anticipate,” “may,” “will,” “plan,” “intend,” “estimate,” “could,” and other similar expressions are intended to identify these forward-looking statements. In particular, statements in this release regarding potential growth opportunities, working capital and cash flow management, operational and expense controls, future profitability and results of operations are forward looking. Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information involve risks and uncertainties that may affect the Company’s actual results of operations. These statements by the Company are subject to certain risks, including, among others, future demand for its products and brand, competition from other businesses providing similar products, the ability to maintain profitability and control expenses and the Company’s ability to successfully execute its business strategy. These and other risks and uncertainties are discussed in more detail in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov

(See attached Exhibits)

JONES SODA CO.
CONSOLIDATED STATEMENT OF OPERATIONS
(Audited — $US)

		Three Months Ended			Twelve Months Ended
		December 31,			December 31,
		2004	2003	2004	2003
Revenue		$6,404,350	$4,100,233	$27,449,674	$20,100,864
Cost of Goods Sold		4,120,076	2,753,789	17,885,811	12,957,165
Gross Profit		$2,284,274	$1,346,444	$9,563,863	$7,143,699
Gross Margin		35.7%	32.8%	34.8%	35.5%
Licensing Revenue		$109,234	-	$109,234	-
Operating Expenses:
Promotion and Selling		1,598,895	927,771	5,955,645	4,603,219
General & Admin.		674,580	523,828	2,227,225	1,886,510
Dep’n & Amortizatio	n	54,112	56,139	193,223	173,605
Non-cash stock based Compensation		4,957	4,957	19,737	113,580

		$2,332,544	$1,512,695	$8,395,830	$6,776,914

Income (Loss) from Operations		60,964	(166,251)	1,277,267	366,785
Other (expense) income		23,582	(31,891)	53,093	(43,270)
Earnings (loss)		$84,546	$(198,142)	$1,330,360	$323,515

Earnings (loss) per share:
Basic		$0.00	$(0.01)	$0.06	$0.02
Diluted		$0.00	$(0.01)	$0.06	$0.02
Weighted average number of common stock:
Basic		20,918,379	20,047,737	20,639,402	19,871,180
Diluted		21,328,539	21,554,974	21,949,001	20,592,917

JONES SODA CO.
CONSOLIDATED BALANCE SHEET
(Audited — $US)

	Dec. 31, 2004	Dec. 31, 2003
ASSETS
Current Assets	$7,118,789	$4,099,909
Fixed Assets	682,439	490,273
Intangible Assets	49,444	75,856

	$7,850,672	$4,666,038

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$3,339,436	$2,151,217
Capital Lease Obligations	113,509	19,712
Deferred Revenue	50,000	100,000
Shareholders’ Equity	4,347,727	2,395,109

	$7,850,672	$4,666,038

For further information, contact:
Jennifer Cue, Jones Soda Co.
(206) 624-3357 or jencue@jonessoda.com

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